Exhibit 99.1

Contact:  Katie Reinsmidt, Vice President- Corporate Communications and Investor Relations, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL ANNOUNCES STEPHEN D. LEBOVITZ APPOINTED
CHIEF EXECUTIVE OFFICER
Charles B. Lebovitz to Serve as Executive Chairman of the Board of Directors
Gus Stephas, Farzana Mitchell and Michael Lebovitz Each Promoted to Executive Vice President

CHATTANOOGA, Tenn. (December 14, 2009) - CBL & Associates Properties, Inc. (NYSE: CBL) today announced that its Board of Directors has promoted Stephen D. Lebovitz to serve as Chief Executive Officer of the Company effective January 1, 2010, in addition to his current position as President.  Current Chairman and Chief Executive Officer, Charles B. Lebovitz, will continue to serve as executive Chairman of the Board, maintaining an integral role in the Company’s ongoing operations and leadership.

“It is with a great deal of excitement and confidence that we announce Stephen’s promotion to Chief Executive Officer,” said Charles B. Lebovitz, Chairman of the Board.  “Since joining CBL over 20 years ago, Stephen has earned tremendous respect both throughout the industry and within the CBL organization for his expertise and thoughtful leadership. He has been closely involved with every aspect of the Company’s operations, including serving as a principal in each major company transaction since CBL’s initial public offering in 1993.  With Stephen’s continued vision and guidance, we look forward to carrying CBL’s legacy of success into the future.”

John Foy, Vice Chairman and Chief Financial Officer commented, “During his decades of service to CBL, Stephen has maintained a critical role in guiding the Company’s growth.  His appointment to CEO is a natural progression given his tremendous industry knowledge, personal integrity and clear vision.  I am looking forward to continuing to work along-side Stephen in leading this outstanding organization as we look to further strengthen CBL and capitalize on the next set of opportunities.”

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“I am thrilled to have the opportunity to lead this exceptional company,” said Stephen Lebovitz, Chief Executive Officer-elect.  “During my time with CBL, I have regarded its ongoing success and growth as my most important priority.  It is an honor to be able to continue to execute on this goal as CEO.  With CBL’s quality team of professionals and extensive network of strong relationships, I am positive that together we will deliver outstanding results for many years to come.”

CBL’s leadership team, including Charles Lebovitz, Stephen Lebovitz, and John Foy, together have provided strategic direction to CBL for more than 20 years, guiding the Company’s major achievements and generating tremendous growth.  That collaboration will now be enhanced with the promotions of Gus Stephas to Executive Vice President and Chief Operating Officer, Farzana Mitchell to the role of Executive Vice President – Finance and Michael Lebovitz to the role of Executive Vice President – Development and Administration.

Stephen Lebovitz added, “I am also delighted to announce the promotions of Gus, Farzana and Michael as well as their important addition to our Company’s executive management team.  Each has made major contributions to CBL, and I am confident that their in-depth professional knowledge and expertise will continue to be an important asset to me and to the Company in the years ahead.”

Since joining CBL’s Predecessor in 1988 and founding the regional office in Boston, Stephen Lebovitz has served as Executive Vice President – Development/Acquisitions, Executive Vice President – Development, Senior Vice President – New England Office, Senior Vice President – Community Center Development and Treasurer of the Company, and since February 1999 as President and Secretary of the Company.  Mr. Lebovitz has also served as a Director of the Company since the completion of its initial public offering in November 1993.  Before joining CBL’s Predecessor, Mr. Lebovitz was affiliated with Goldman, Sachs & Co. from 1984 to 1986.  He holds a MBA from Harvard University and a bachelor’s degree from Stanford University.  He is a past Trustee, State Director, State Operations Director and Divisional Vice President of the International Council of Shopping Centers.  Mr. Lebovitz is also an active member of the National Association of Real Estate Investment Trusts and the Urban Land Institute.

About CBL & Associates Properties, Inc.

CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 163 properties, including 88 regional malls/open-air centers. The properties are located in 27 states and total 87.8 million square feet including 3.0 million square feet of non-owned shopping centers managed for third parties. CBL currently has one project under construction totaling 500,000 square feet, The Pavilion at Port Orange in Port Orange, FL. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas (Irving), TX, and St. Louis, MO.  Additional information can be found at cblproperties.com.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws.  Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.  Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements.  The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

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